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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         SUMMIT BROKERAGE SERVICES, INC.


         Richard Parker, being the Chairman of the Board and Chief Executive Officer of SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the "Corporation"), hereby certifies that:

         1. The name of the Corporation is SUMMIT BROKERAGE SERVICES, INC. The Corporation was incorporated on September 3, 1993.

         2. The Articles of Incorporation of the Corporation were duly amended on August 20, 1997, December 14, 1999 and October 16, 2000.

         3. These Amended and Restated Articles of Incorporation restate and integrate and further amend the provisions of the Corporation's Articles of Incorporation, as amended.

         4. The terms and provisions of these Amended and Restated Articles of Incorporation were adopted by the directors of the Corporation pursuant to a written action without a meeting of directors executed as of May 24, 2001. Shareholder approval was not required pursuant to Section 607.0602 of the Florida Business Corporation Act.

         5. Pursuant to Section 607.1007 and Section 607.0602, of the Florida Business Corporation Act, the text of the Articles of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

                                "ARTICLE I - NAME

         The name of the corporation is SUMMIT BROKERAGE SERVICES, INC. (hereinafter called the "Corporation" or "Summit").

                              ARTICLE II - PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Florida Business Corporation Act.

                         ARTICLE III - PRINCIPAL OFFICE

         The principal place of business and mailing address of the Corporation is 25 Fifth Avenue, Indialantic, Florida 32903.
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                    ARTICLE IV - REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation in the State of Florida is 25 Fifth Avenue, Indialantic, Florida 32903. The name of its registered agent at that address is Richard Parker.

                            ARTICLE V - CAPITAL STOCK

         A.       Authorized Capital Stock.

         (1) The maximum aggregate number of shares of common stock, par value of $.0001 per share (the "Common Stock"), that this Corporation shall have authority to issue is 10,000,000 shares.

         (2) The maximum aggregate number of shares of preferred stock, par value $.0001 per share (the "Preferred Stock"), that this Corporation shall have authority to issue is 5,000,000 shares.

         (3)      No fractional shares shall be issued.

         (4) No shareholder of any stock of the Corporation shall have preemptive rights.

         B.       Preferred Stock.

         (1) Authority is hereby vested in the Board of Directors of the Corporation to provide from time to time for the issuance of Preferred Stock in one or more series and, in connection therewith, to fix by resolution providing for the issue of such series the number of shares to be included and such of the designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions of such series, including, without limitation, voting rights or limitations, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.

         (2) Shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption (whether through the operation of a sinking fund or otherwise), conversion, exchange or otherwise shall, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of such series or as part of any other series of Preferred Stock. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and appropriate filing and recording to the extent required by law. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series.


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         C.       Provisions Relating to the Common Stock.

         (1) Dividends, Liquidating Distributions and Voting. The Common Stock shall be subject to the express terms of the Preferred Stock, if any, and any class or series thereof. Subject to the preferential dividend rights applicable to shares of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock held by them. Each share of Common Stock shall have one (1) vote on all matters that are submitted to shareholders for vote.

         (2) Mergers and Consolidations. In the event of a merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock shall be entitled to receive their respective pro rata share of the consideration received in respect of that transaction.

         (3) Sales and Repurchases. The Board shall have the power to cause the Corporation to issue and sell shares of Common Stock to such individuals, partnerships, joint ventures, limited liability companies, associations, corporations, trusts or other legal entities (collectively, "persons") and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law. The Board shall have the power to cause the Corporation to purchase, out of funds legally available therefor, shares of Common Stock from such persons and for such consideration as the Board shall from time to time in its discretion determine, and as otherwise permitted by law.

         D.       Series A Convertible Preferred Stock.

                  Of the 5,000,000 shares of Preferred Stock authorized for issuance, 5,000,000 shares are hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The powers, designations, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock authorized hereunder, and the qualifications, limitations and restrictions of such preferences and rights, are as follows:

         (1)      Dividends.

                  (a) The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $0.12 per annum, and no more, subject to subsection 1(f) below. Such dividends shall accrue and be cumulative from the Issue Date (as defined in Section 8). Dividends shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "DIVIDEND PAYMENT DATE"); provided, however,


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the first dividend payment date shall not occur before the last calendar day of the first full fiscal quarter following the Issue Date. The quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "DIVIDEND PERIOD." Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "RECORD DATE" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (b) In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock, and of any Parity Stock (as defined in Section 8), and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series A Preferred Stock shall cumulate as provided in subsection 1(c) below.

                  (c) If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this Section 1, then such dividends shall cumulate, whether or not earned or declared and whether or not there shall be net profits or net assets of the Corporation legally available for payment of such dividends, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360 day year.

                  (d) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

                  (e) Dividends on the Series A Preferred Stock will be paid in cash: (i) upon a sale of all or substantially all of the capital stock or assets of the Corporation; (ii) upon a redemption of Series A Preferred Stock, but only as to Series A Preferred Stock redeemed; or (iii) upon a dissolution, liquidation or other winding up of the affairs of the Corporation (each a "DIVIDEND ACCRUAL EVENT"). In the event of a Dividend Accrual Event, such dividends shall be


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cumulative (whether or not earned or declared and whether or not there shall be net profits or net assets of the Corporation legally available for payment of such dividends) from the date of original issuance until the time of the Dividend Accrual Event and thereafter, no further dividends will accumulate thereon or be due.

                  (f) Upon holder's voluntary conversion of Series A Preferred Stock, all Accrued Dividends (as defined in Section 8) outstanding as of the Series A Conversion Date (as defined in Section 4), with respect to the Series A Preferred Stock being converted, shall be paid to such holder in either
(i) cash or (ii) shares of the Corporation's Common Stock (as defined in Section
8), or any combination thereof, at the sole discretion of the Corporation. In the event the Corporation pays the Accrued Dividends in Common Stock, the number of shares of Common Stock to be issued in respect of the Accrued Dividends shall be determined by dividing (I) a numerator which shall be the sum of all Accrued Dividends in respect of the Series A Preferred Stock being converted, by (II) a denominator which shall be the per share price that is the lower of (x) the Closing Sale Price (as defined in Section 8) and (y) the average Closing Sale Price for the 20 trading days immediately preceding the Series A Conversion Date; provided, however, in no event shall the denominator be less than the Subscription Price (as defined in Section 8).

                  (g) All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share based on the Subscription Price of the Series A Preferred Stock, but shall be paid pro rata based on the Accrued Dividends declared with respect thereto. The aggregate of all payments due under this Section 1 to any holder of shares of Series A Preferred Stock shall be made to such holder to the nearest dollar.

         (2)      Distribution on Liquidation, Dissolution or Winding Up.

                  In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any Accrued Dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the lease or sale of all or substantially all of the assets or capital stock of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this
Section 2.


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         (3)      Voting. Except as otherwise required by law or as set forth herein, the shares of Series A Preferred Stock shall be non-voting.

         (4)      Conversion Rights.

                  (a)      Voluntary Conversion. Subject to the terms of this
Section 4, at any time after the date hereof, a holder of Series A Preferred Stock shall have the right to convert any or all of such holder's shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock as follows (the "CONVERSION RATE"): The number of shares of Common Stock to be issued in respect of a conversion of shares of Series A Preferred Stock shall be determined by dividing (i) a numerator which shall be an amount equal to the number of shares of Series A Preferred Stock being converted multiplied by 115% of the Subscription Price, by (ii) a denominator which shall be the per share price that is the lower of (x) the Closing Sale Price (as defined in Section 8) and (y) the average Closing Sale Price for the 20 trading days immediately preceding the Series A Conversion Date; provided, however, in no event shall the denominator be less than the Subscription Price.

                  (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted without any further act of the Corporation, the holders of the Series A Preferred Stock or the Corporation's other shareholders into fully paid and non-assessable shares of Common Stock, at the Conversion Rate, upon a sale of all or substantially all of the capital stock or assets of the Corporation (sometimes referred to as an "AUTOMATIC CONVERSION EVENT"). In the event of an Automatic Conversion Event, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such Automatic Conversion Event, at which time the Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                  (c) Prior to the occurrence of an Automatic Conversion Event, the holder of any shares of Series A Preferred Stock may exercise the conversion rights by delivering to the Corporation during regular business hours at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied or preceded by written notice stating that the holder elects to convert such shares into shares of Common Stock. Conversion shall be deemed to have been effected on the date when such delivery is made (the "SERIES A CONVERSION DATE"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or, upon the written order of such holder, at the office of the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a shareholder of


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record of Common Stock on the applicable Series A Conversion Date unless the transfer books of the Corporation are closed on the date, in which event it shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the Series A Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  (d) The Corporation shall pay any and all issue taxes and other taxes (except estate, income or capital gain taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (e) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock (and any Accrued Dividends, if applicable), the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock (and any Accrued Dividends, if applicable) from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary board and shareholder approval), in accordance with the laws of the State of Florida, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding (and any Accrued Dividends, if applicable).

                  (f) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock (and Accrued Dividends, if applicable) require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

                  (g) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock (and Accrued Dividends, if applicable) will upon issuance by the Corporation be validly issued, fully paid and non-assessable.

                  (h) The holder of any shares of Series A Preferred Stock that are converted into shares of Common Stock voluntarily pursuant to subsection 4(a) above, shall be entitled to payment of Accrued Dividends, if any, payable with respect to such shares of Series A Preferred Stock up to and including the Series A Conversion Date, which payment of Accrued Dividends


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may be made, as further described in subsection 1(f) above, at the option of the
Corporation in cash or in Common Stock. In the event the Corporation pays the Accrued Dividends in Common Stock, the number of shares of Common Stock to be issued in respect of the Accrued Dividends shall be determined in accordance with the formula set forth in subsection 1(f) above.

                  (i) The Corporation will at no time close its transfer books against the transfer of the Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of the Series A Preferred Stock in any manner which interferes with the timely conversion of the Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the per share price equal to the lower of (x) the Closing Sale Price on the Series A Conversion Date and (y) the average Closing Sale Price for the 20 trading days immediately preceding the Series A Conversion Date; provided, however, in no event shall the per share price be less than the Subscription Price for purposes of this calculation. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interest.

                  (k)      Subject to the provisions of Section 3 and this
Section 4, the existence of the Series A Preferred Stock shall not affect in any way the right or power of the Corporation to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation or to issue any securities, bonds, debentures, or preferred stock, or to effect the dissolution or liquidation of the Corporation, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (l) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         (5) Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall, upon compliance with any applicable provisions of the laws of the State of Florida, have the status of authorized and unissued shares of preferred stock issuable in series undesignated as to series and may be re-designated and reissued.


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         (6)      Optional Redemption by Corporation.

                  (a) At any time after August 1, 2002, the Corporation may, at its sole option and election, unless otherwise prevented by law, redeem for cash from the holders thereof all, or in part, from time to time (subject to the last sentence of subsection 6(b) below) of the Series A Preferred Stock at the Series A Liquidation Price, together with any Accrued Dividends (for purposes of this Section 6, the "REDEMPTION PRICE"), to and including the date of redemption (the "REDEMPTION DATE"). The Corporation may reduce the number of shares of Series A Preferred Stock to be redeemed on each such date by subtracting any shares which the Corporation has purchased (including, without limitation, shares redeemed pursuant to this subsection 6(a)) or shares converted into Common Stock pursuant to Section 4 above which have not previously been so subtracted.

                  (b) If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Corporation shall not redeem less than all of the outstanding shares of Series A Preferred Stock pursuant to subsection 6(a) above at any time unless all cumulative dividends on the Series A Preferred Stock for all previous quarterly Dividend Periods have been paid or declared and funds therefor set apart for payment.

                  (c) At least thirty (30) days prior to each Redemption Date, the Corporation shall provide notice (the "REDEMPTION NOTICE") by delivery in person, first class mail, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Preferred Stock notifying such holder of the redemption and specifying the Redemption Date, the number of shares of Series A Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said redemption price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series A Preferred Stock required to be redeemed but not so redeemed shall remain outstanding, and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.


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         (7)      Ranking. So long as Series A Preferred Stock remains
outstanding, the Corporation shall not issue Senior Stock (as defined in Section
8).

         (8) Definitions. In addition to any other terms defined herein, for purposes of these Articles of Incorporation, the following terms shall have the meanings indicated:

                  "Accrued Dividends" with respect to any share of Series A Preferred Stock shall mean (whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Series A Preferred Stock as provided herein for the period of time elapsed from the date of issuance of such share to the date as of which Accrued Dividends are to be computed, less any payments made in respect of such dividends.

                  "Closing Sale Price" shall mean the closing sale price of a share of Common Stock as reported or quoted by the NASD OTC Electronic Bulletin Board, national exchange or NASDAQ, as applicable, or, if the Common Stock is not so reported or quoted, the "Closing Sale Price" shall mean the Subscription Price.

                  "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the date of issuance of the Series A Preferred Stock, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  "Cumulative" shall mean that if at any time Accrued Dividends upon the Series A Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart (in cash or in stock), no dividend shall be declared or paid or any other distribution ordered or made upon any Junior Stock (other than a dividend payable in such Junior Stock) or any sum or sums set aside for or applied to the purchase or redemption of any shares of any Junior Stock.

                  "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

                  "Junior Stock" shall mean, for purposes of Section 1 hereof, the Common Stock and any other class or series of stock of the Corporation issued after the date of the issuance of the Series A Preferred Stock not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of
Section 2 hereof, any class or series of stock of the Corporation issued after the date of the issuance of the Series A Preferred Stock not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                  "Parity Stock" shall mean, for purposes of Section 1 hereof, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Preferred Stock and, for purposes of Section 2 hereof, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets


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upon the liquidation, dissolution or winding up of the affairs of the
Corporation on a parity with the Series A Preferred Stock.

                  "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Senior Stock" shall mean, for purposes of Section 1, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 2, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                  "Subscription Price" shall mean $1.00 per share.

         (9) Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in these Amended and Restated Articles of Incorporation of the Corporation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                               ARTICLE VI - BYLAWS

         The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

                          ARTICLE VII - INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by the laws of Florida, including, but not limited to, Section 607.0850 of the Florida Business Corporation Act, as the same may be amended and supplemented from time to time, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors of the Corporation, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Florida law, from and against any and all of the liabilities, expenses or other matters referred to or covered by said Section. The indemnification provisions contained in the Florida Business Corporation Act shall not be deemed exclusive of any other rights of which those indemnified may be entitled under any bylaw, agreement, resolution of shareholders or disinterested directors, or otherwise. No provision of these Amended and Restated Articles of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Florida Business Corporation Act upon the Corporation, upon its shareholders, bondholders and security holders, or upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors, officers, employees and agents (and their


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heirs, executors and administrators) in the capacities defined and prescribed by the Florida Business Corporation Act and the defined and prescribed rights of said persons to indemnification as the same are conferred under the Florida Business Corporation Act.

                            ARTICLE VIII - AMENDMENT

         This Corporation reserves the right to amend or repeal any provisions contained in these Amended and Restated Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has made and subscribed these Amended and Restated Articles of Incorporation as of the 15th day of June, 2001.

                               SUMMIT BROKERAGE SERVICES, INC.



                               By: /s/ Richard Parker
                                   --------------------------------------------
                                       Richard Parker
                                       Chairman of the Board and Chief
                                       Executive Officer


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